Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2014 FINANCIAL RESULTS

- Full Year Revenue Increased 31.3% -

- Full Year Sales Volume Increased 38.2% to $33.1 billion, All-Time High -

CALABASAS, Calif.—(BUSINESS WIRE)—Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth quarter and year ended December 31, 2014. Highlights include:

Fourth Quarter 2014 Results Compared to Fourth Quarter 2013

•	Revenue increased 15.7% to $172.4 million, with real estate brokerage commissions up 16.5%.

•	Sales volume grew 27.2% to $9.9 billion.

•	Number of transactions increased by 10.6%.

•	Net income increased to $16.4 million. Earnings per common share was $0.42 (Basic and Diluted).

•	Adjusted EBITDA was $29.7 million, compared to $24.5 million in the fourth quarter of the prior year.

Full Year 2014 Results Compared to Full Year 2013

•	Revenue increased 31.3% to $572.2 million, with real estate brokerage commissions up 33.5%.

•	Sales volume grew to an all-time high of $33.1 billion.

•	Net income increased to $49.5 million, compared to $8.2 million in the prior year. Earnings per common share was $1.27 (Basic and Diluted).

•	Adjusted EBITDA was $92.8 million, compared to $61.3 million in the prior year.

“Our strong performance in 2014 was the result of our team’s successful execution of our growth plan. We made advances in all three aspects of our growth plan including growing our core private client business, expanding into specialty groups and larger transactions and growing our financing business. We also continued to benefit from a favorable market backdrop throughout the year.” According to John Kerin, president and CEO. “In the fourth quarter, in particular, we experienced solid increases in both our core private client multifamily and retail business as well as our specialty niches such as self-storage and hospitality. Our expansion plan in the Northeast and the South resulted in significant growth in sales volume and headcount in these regions. Finally, we continued to increase headcount in Marcus and Millichap Capital Corporation, realizing strong growth throughout 2014, and we are well-positioned for continued growth as we move forward into 2015,” Mr. Kerin continued.

Fourth Quarter 2014 Results Compared to Fourth Quarter 2013

Total revenues for the fourth quarter of 2014 were $172.4 million, compared to $149.1 million for the same period in the prior year, an increase of $23.3 million, or 15.7%. The increase in total revenues is primarily a result of increases in revenues from real estate brokerage commissions which increased to $156.7 million for the three months ended December 31, 2014 from $134.5 million for the same period in the prior year, an increase of $22.2 million or 16.5%. This increase was primarily driven by both an increase in the number of investment sales transactions, as well as an increase in the average commission size, partially offset by a slight decrease in average commission rates during the three months ended December 31, 2014 as compared to the same period in the prior year. Average commission rates decreased due to an increase in the proportion of commissions from larger transactions, which generally earn a lower commission rate. Increased financing fees primarily contributed the remaining increase in total revenues net of a decrease in other revenues.

Total operating expenses for the fourth quarter of 2014 were $145.3 million, compared to $157.3 million for the same period in the prior year, a decrease of $11.9 million, or 7.6%. The decrease was primarily related to stock-based and other compensation charges in 2013 of $31.3 million related to the modification of pre-initial public offering (“IPO”) book value stock-based compensation, restricted stock and stock appreciation rights (“SARs”) plans, acceleration of vesting of restricted stock and SARs, grant of replacement awards in the form of deferred stock units, or DSUs, and other compensation charges in connection with the IPO with no comparable costs in the current period. The decrease was partially offset by a $15.6 million increase in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues increased to 63.7% compared to 63.2% for the same period in the prior year primarily due to an increase in the proportion of transactions closed by our more senior investment sales professionals who are compensated generally at higher commission rates.

In addition, selling, general and administrative expense increased by $3.7 million, or 12.0% during the fourth quarter of 2014 as compared to the same period in the prior year. The increase was primarily due to (i) an increase in non-IPO stock-based compensation expense; (ii) an increase in sales and marketing expenses incurred to support increased sales activity; (iii) an increase in management performance related compensation driven by the increase in operating results, and; (iv) a net increase in other expense categories primarily driven by our expansion and business growth.

Net income for the fourth quarter of 2014 was $16.4 million or $0.42 per common share (Basic and Diluted) compared to net loss of $8.7 million for the same period in the prior year. Net loss for the fourth quarter of 2013 includes $22.3 million of non-cash, stock-based and other compensation charges in connection with our IPO, which is net of related income tax benefits of $9.0 million. Adjusted EBITDA for the fourth quarter of 2014 was $29.7 million compared to adjusted EBITDA of $24.5 million for the same period in the prior year.

Full Year 2014 Results Compared to Full Year 2013

The Company reported total revenues of $572.2 million for the twelve months ended December 31, 2014, an increase of $136.3 million, or 31.3%, compared to revenues of $435.9 million in the prior year. Operating expenses for the twelve months ended December 31, 2014 were $487.6 million compared to $414.6 million in the prior year, representing an increase of $73.0 million, or 17.6%. Cost of services as a percent of total revenues increased to 61.2% compared to 60.7% in the prior year. The Company reported net income for the twelve months ended December 31, 2014 of $49.5 million compared with net income of $8.2 million in the prior year. Net income for the twelve months ended December 31, 2013 includes $22.3 million of non-cash, stock-based and other compensation charges in connection with our IPO, which is net of related income tax benefits of $9.0 million. Adjusted EBITDA for the twelve months ended December 31, 2014 was $92.8 million, which represents an increase of $31.5 million, or 51.5%, as compared to $61.3 million in the prior year.

Business Outlook

Commenting on the Company’s business outlook, Mr. Kerin said, “As we look ahead to 2015, we believe our unique market position and competitive advantages sets up Marcus and Millichap for further growth. Market conditions are also expected to remain favorable with more user and buyer demand for commercial real estate; however, at a more normalized rate. We have a strong team in place, a favorable cash position and a solid strategy, which are major ingredients for creating long-term shareholder value.”

Conference Call Details

Marcus & Millichap will host a conference call today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial + 1 (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, March 5, 2015 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, March 19, 2015 by dialing (877) 870-5176 in the United States and Canada or +1 (858) 384-5517 internationally and entering passcode 13599772.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. As of December 31, 2014, the Company has nearly 1,500 investment sales and financial professionals in 78 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 7,667 transactions in 2014, with a sales volume of approximately $33.1 billion. For additional information, please visit www.MarcusMillichap.com.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Real estate brokerage commissions	$156,705	$134,483	$524,951	$393,203
Financing fees	11,533	7,250	33,881	25,921
Other revenues	4,206	7,368	13,356	16,771

Total revenues	172,444	149,101	572,188	435,895
Operating expenses:
Cost of services	109,836	94,242	350,102	264,637
Selling, general, and administrative expense	34,704	30,974	134,274	115,661
Depreciation and amortization expense	807	782	3,206	3,043
Stock-based and other compensation in connection with initial public offering	—	31,268	—	31,268

Total operating expenses	145,347	157,266	487,582	414,609

Operating income (loss)	27,097	(8,165)	84,606	21,286
Other income (expense), net	67	264	28	760
Interest expense	(449)	(105)	(1,651)	(105)

Income (loss) before provision for income taxes	26,715	(8,006)	82,983	21,941
Provision for income taxes	10,285	710	33,452	13,735

Net income (loss)	16,430	(8,716)	49,531	8,206
Other comprehensive income:
Unrealized gain on marketable securities, net of tax of $16, $0, $16, and $0 for the three months ended December 31, 2014 and 2013 and the years ended December 31, 2014 and 2013, respectively	24	—	24	—
Foreign currency translation gain, net of tax of $50, $0, $90, and $0 for the three months ended December 31, 2014 and 2013 and the years ended December 31, 2014 and 2013, respectively	75	—	135	—

Total other comprehensive income	99	—	159	—

Comprehensive income	$16,529	$(8,716)	$49,690	$8,206

Net income attributable to Marcus & Millichap, Inc. subsequent to initial public offering:
Net income (loss)	$16,430	$(8,716)	$49,531	$8,206
Less: Net loss attributable to Marcus & Millichap Real Estate Investment Services, Inc. prior to initial public offering on October 31, 2013	—	(17,967)	—	(1,045)

Net income attributable to Marcus & Millichap, Inc. subsequent to initial public offering	$16,430	$9,251	$49,531	$9,251

Earnings per share (1):
Basic	$0.42	$0.24	$1.27	$0.24
Diluted	$0.42	$0.24	$1.27	$0.24
Weighted average common shares outstanding (1):
Basic	38,865	38,787	38,851	38,787
Diluted	39,080	38,815	38,978	38,815

(1)	Earnings per share (EPS) for the periods ended December 31, 2013 represents EPS attributable to Marcus & Millichap, Inc. subsequent to its initial public offering on October 31, 2013. EPS information for periods prior to the initial public offering were not meaningful.

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $9.9 billion for the three months ended December 31, 2014, encompassing 2,144 transactions consisting of $7.4 billion for real estate brokerage (1,571 transactions), $1.3 billion for financing (370 transactions) and $1.2 billion in other transactions, including consulting and advisory services (203 transactions). Total sales volume was $33.1 billion for the year ended December 31, 2014, encompassing 7,667 transactions consisting of $25.4 billion for real estate brokerage (5,588 transactions), $3.8 billion for financing (1,332 transactions) and $3.9 billion in other transactions, including consulting and advisory services (747 transactions). As of December 31, 2014, the Company had 1,412 investment sales professionals and 82 financing professionals. Key metrics for Real Estate Brokerage and Financing are as follows:

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage	2014	2013	2014	2013
Average Number of Sales Professionals	1,377	1,198	1,297	1,125
Average Number of Transactions per Sales Professional	1.1	1.2	4.3	4.1
Average Commission per Transaction	$99,749	$94,506	$93,943	$84,852
Average Transaction Size	$4,723,054	$4,114,893	$4,536,654	$3,736,044
Total Number of Transactions	1,571	1,423	5,588	4,634
Total Sales Volume (in millions)	$7,420	$5,855	$25,351	$17,313

	Three Months Ended December 31,		Year Ended December 31,
Financing	2014	2013	2014	2013
Average Number of Financing Professionals	83	71	79	69
Average Number of Transactions per Financing Professional	4.5	4.5	16.9	16.9
Average Fee per Transaction	$31,170	$22,871	$25,436	$22,250
Average Transaction Size	$3,513,927	$2,491,519	$2,837,004	$2,297,117
Total Number of Transactions	370	317	1,332	1,165
Total Dollar Volume (in millions)	$1,300	$790	$3,779	$2,676

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	December 31, 2014 (Unaudited)	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$149,159	$100,952
Commissions receivable	3,412	3,238
Employee notes receivable	216	229
Prepaid expenses	7,536	4,320
Income tax receivable	1,711	—
Deferred tax assets, net	13,600	8,663
Other assets, net	2,839	2,429

Total current assets	178,473	119,831
Prepaid rent	3,645	4,999
Property and equipment, net	7,693	8,560
Employee notes receivable	162	189
Marketable securities, available for sale	14,752	—
Investments held in rabbi trust	4,332	4,067
Deferred tax assets, net	21,265	27,185
Other assets	3,282	2,478

Total assets	$233,604	$167,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,488	$6,911
Accounts payable and accrued expenses – related party	97	506
Income tax payable	—	6,459
Notes payable to former stockholders	894	851
Commissions payable	28,932	25,086
Accrued bonuses and other employee related expenses	27,793	16,947

Total current liabilities	67,204	56,760
Deferred compensation and commissions	36,581	32,177
Notes payable to former stockholders	10,610	11,504
Other liabilities	2,400	4,371

Total liabilities	116,795	104,812

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2014 and 2013, respectively	—	—
Common Stock $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 36,918,442 and 36,600,897 at December 31, 2014 and 2013, respectively	4	4
Additional paid-in capital	75,058	70,445
Stock notes receivable from employees	(4)	(13)
Retained earnings (accumulated deficit)	41,592	(7,939)
Accumulated other comprehensive income	159	—

Total stockholders’ equity	116,809	62,497

Total liabilities and stockholders’ equity	$233,604	$167,309

MARCUS & MILLICHAP, INC

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$16,430	$(8,716)	$49,531	$8,206
Adjustments:
Interest income and other (1)	(44)	444	(50)	356
Interest expense	449	105	1,651	105
Provision for income taxes	10,285	710	33,452	13,735
Depreciation and amortization	807	782	3,206	3,043
Stock-based compensation (2)	1,759	31,162	5,034	35,841

Adjusted EBITDA	$29,686	$24,487	$92,824	$61,286

(1)	The three and twelve months ended December 31, 2013 include employer taxes related to DSUs and restricted stock in connection with IPO.
(2)	The three and twelve months ended December 31, 2013 include non-cash stock-based compensation charges of $30.9 million in connection with IPO.